Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 8, 2021, on our audits of the consolidated financial statements of First Mid Bancshares, Inc. as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019 and 2018, which report appears in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 8, 2021, on our audit of the internal control over financial reporting of First Mid Bancshares, Inc. as of December 31, 2020, which report is incorporated by reference in the Annual Report on Form 10-K.

/sig/ BKD, LLP

Decatur, Illinois

September 17, 2021